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                                                                EXHIBIT 10(v)
                              DEVELOPMENT AGREEMENT


This DEVELOPMENT AGREEMENT ("Agreement") dated as of September 30, 1997 is entered into by and between AlliedSignal Inc., a Delaware corporation, by and through its Communications Systems business unit having a principal place of business at 1300 East Joppa Road, Baltimore, Maryland 21286-5999 ("AlliedSignal") and Mykotronx, Inc., a California corporation, having a principal place of business at 357 Van Ness Way, Suite 200, Torrance, California 90501 ("Mykotronx") and a wholly-owned subsidiary of Rainbow Technologies Inc. ("Rainbow"), AlliedSignal and Mykotronx may be individually referred to as a "Party" or collectively referred to as the "Parties".

         WHEREAS, the Parties have entered into in addition to this Agreement:
(a) an Asset Purchase Agreement ("Purchase Agreement"), dated September 30, 1997 (the "Closing Date"), for sale by AlliedSignal to Mykotronx of certain assets including assets used in the design, manufacture and sale of the Product line (the "Product"); and (b) a Manufacturing Agreement ("Manufacturing Agreement") in which AlliedSignal will manufacture the Products for Mykotronx for a period of time (all three agreements hereinafter referred to collectively as the "Collective Agreements"); and

         WHEREAS, terms of the Purchase Agreement and the Manufacturing Agreement are incorporated herein by reference.

         WHEREAS, the Parties have further determined that it is mutually desirable for AlliedSignal to develop an enhanced Product for sale by Mykotronx; and

         WHEREAS, the Parties wish to enter into this Development Agreement which shall set forth the terms and conditions upon which AlliedSignal shall develop the Product for Mykotronx;

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:


1.0  GENERAL DEFINITIONS

         A. "The Product" as used in this Agreement shall mean the equipment developed under this Agreement in accordance with the Product Specification, attached hereto as EXHIBIT A, and fully-endorsed by the NSA.

         B. "Technical Information" means any and all tangible information including, but not limited to, designs, drawings, manufacturing processes, software code, and software documentation relating exclusively to the Product.

2.0  LICENSES GRANTED

         A. For the term of this Agreement, Mykotronx grants and agrees to grant to AlliedSignal a nonexclusive, royalty-free license to use all intellectual property transferred to Mykotronx by AlliedSignal pursuant to the Purchase Agreement ("Intellectual Property") solely for the purpose of developing the Product. Mykotronx shall make available to AlliedSignal all necessary Intellectual Property required to develop the Product.

3.0  PRODUCT DEVELOPMENT

         A. AlliedSignal shall develop the Product, and complete the upgrade to the High Speed Wireline Adapter adding an unbalanced interface, both in accordance with the Statement of Work and Development Schedule attached hereto as EXHIBIT B.

         B. Mykotronx shall have the right, at its sole option and without obligation to provide the Product development assistance to AlliedSignal, to monitor the development of the Product for the purpose of understanding, the technical aspects of the Product and to facilitate the transmission of AlliedSignal Product know-how to Mykotronx.


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                  (i) The employees listed below shall act as each Parties
         technical correspondent in transmitting and receiving THE PRODUCT know-how.

                           AlliedSignal:    Michael Hayes

                           Mykotronx:       Steve Sappington

                  (ii) Subject to any government regulations, AlliedSignal shall permit personnel of Mykotronx access to AlliedSignal's Facility and shall further provide, at no cost to Mykotronx, office space, telephone service and access to office equipment and supplies reasonably necessary to support Mykotronx personnel.

         C. The development of the Product shall be completed by no later than September 30, 1998 at which time AlliedSignal shall have shipped or have ready for shipment fifty (50), NSA-endorsed Products ("Delivery Date").

4.0  KEY PERSONNEL

         A. AlliedSignal shall dedicate the "Development Key Personnel" (as defined in the letter agreement, dated the date hereof, between AlliedSignal and Mykotronx) to the development of the Product provided such development requires full-time performance. In the event any Development Key Personnel inform AlliedSignal of plans to leave the employ of AlliedSignal, AlliedSignal shall use reasonable efforts to retain such person; provided, however, that the foregoing shall not require AlliedSignal to offer any bonuses, or increase salaries or benefits other than at AlliedSignal's discretion. Further, the foregoing shall not prevent AlliedSignal, in its sole discretion, from offering any Development Key Personnel a promotion, or prevent any Development Key Personnel from accepting any promotion or transfer (within AlliedSignal or otherwise); provided, however, that the General Manager of the Communication Systems division of AlliedSignal shall, in any event, use reasonable efforts to balance the needs of the Development Key Personnel and the needs of the development of the Product in a manner that is intended to be equitable to all of the Parties concerned. In the event any Key Development Personnel gives AlliedSignal notice that he or she has elected to leave AlliedSignal's employ, AlliedSignal shall give notice to Mykotronx and AlliedSignal agrees that Mykotronx will not be bound to the non-solicitation clause of the Purchase Agreement with respect to such individual.

5.0  DEVELOPMENT PRICE

         A. Mykotronx shall reimburse AlliedSignal for costs incurred by AlliedSignal for development and transition to production of the Product after the Closing Date up to an amount not to exceed _______________ ($____________) (the "Development Price").

         B. The Development Price shall be paid by Mykotronx to AlliedSignal in accordance with the following fee schedule:

                  (i) The Product development costs (as determined by AlliedSignal in accordance with its past practice), which are anticipated to be approximately $__________, are payable within 30 days of the Closing Date;

                  (ii) an amount equal to $_________ less the amount paid in subsection (i) upon completion of milestone 2.3(2) as set forth in EXHIBIT B;

                  (iii) $______ upon completion of milestone 2.3 (3 ) as set forth in EXHIBIT B;

                  (iv) $______ upon completion of milestone 2.3 (4 and 5) as set forth in EXHIBIT B; and

                  (v) up to $________ upon complete of milestone 2.3 (6) as set forth in EXHIBIT B and full endorsement of the Product by the NSA.

         C. Except for the scheduled payment identified in subsection (i) all payments shall be net 30 days upon submission of an invoice by AlliedSignal for each milestone identified in subsections ii-v, and each such invoice shall be accompanied by a statement of the incurred costs described in the invoice relating to direct material, labor, applicable labor overhead and material burden consistent with AlliedSignal's disclosed practices and 1% for administration requirements.


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         D. As soon as practicable after the payment of the Development Price set forth above, AlliedSignal shall determine any variances incurred in the amount of burden included in such payments. If the burden variances in the aggregate is positive, AlliedSignal shall pay the amount of such positive variance to Mykotronx. If the burden variance in the aggregate is negative, Mykotronx shall pay the amount of such negative variance to AlliedSignal; provided, however, the amount of the total Development Price including burden variance shall not exceed ______________.

6.0  CHANGES

         A. Any changes to either of Exhibits A or B requested by Mykotronx shall be communicated in writing to AlliedSignal ("Changes"). AlliedSignal shall provide Mykotronx the additional costs associated with each Change and the time necessary for AlliedSignal to implement the requested Change. Upon receipt of Mykotronx's written approval of the additional development costs and development time for the changes, AlliedSignal will implement the Change and Mykotronx shall reimburse AlliedSignal for the agreed-to development costs. The Statement of Work will be amended to reflect the Change and the Delivery Date will be modified as mutually agreed to by the Parties. Notwithstanding Mykotronx's cap to the Development Price, any Change that causes an increase in the Development Price by $_____ in the aggregate shall be paid by Mykotronx. If any Change will cause a delay in the Delivery Date as determined by AlliedSignal, the Delivery Date shall be adjusted to reflect the time delay caused by the Change. Nothing in this section is intended to relieve AlliedSignal of its obligation to complete the development of an NSA fully-endorsed Product.

         B. All Changes to this Agreement shall be coordinated through the Contracts Department of the Parties.

         C. No order or statement by the Government or conduct of Government personnel shall constitute any Change to this Agreement.

7.0  RESERVED

8.0  PRODUCT DELIVERY DATE-LIQUIDATED DAMAGES

         A. In the event AlliedSignal fails to complete the development of the Product as set forth in section 3.0 (C), above, by the Delivery Date, AlliedSignal shall pay to Mykotronx as liquidated damages $______ for each month through December 1998 that the Product development is not complete, and $_______ for each month thereafter that the Product development is not complete. The total amount of liquidated damages payable under this Section shall not exceed $_______.

         B. Anything to the contrary notwithstanding, the Delivery Date shall be
(1) delayed for a period of three months if in the calendar year 1998 Mykotronx receives gross sales revenues of at least $___ million from sales of Products and/or Ancillaries; provided, however, at least $__ million of such sales occurs in the second half of 1998; or (2) delayed for the period of time caused by the U.S. Govermnent or any of its agencies or departments (which cause is not attributable to the performance of AlliedSignal or its complicance with the requirements of the NSA endorsement process) or by force majeure events.

         C. In the event AlliedSignal is obligated by the terms of this Agreement to pay liquidated damages to Mykotronx, AlliedSignal shall pay such sum on a net thirty (30) basis from receipt of the invoice from Mykotronx, provided, however, AlliedSignal does not dispute the invoice.

9.0  LIMITATION ON DAMAGES

         A. Notwithstanding anything to the contrary in the Collective Agreements, AlliedSignal's liability under the clauses entitled: (a) PRODUCT DELIVERY DATE-LIQUIDATED DAMAGES of this Agreement; and (b) PRICING and (c) DELIVERY DATE-LIQUIDATED DAMAGES of the Manufacturing Agreement shall not exceed ______________ dollars ($_____________) in the aggregate.

         B. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY HERETO FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES THAT ARE CLAIMED TO BE INCURRED BY THE OTHER PARTY WHETHER SUCH CLAIM ARISES UNDER CONTRACT, TORT (INCLUDING STRICT LIABILITY) OR OTHER THEORY OF LAW RELATED TO PERFORMANCE HEREUNDER OR AN ALLEGED BREACH OF A CONTRACT HEREUNDER.


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         C. The terms "indirect, incidental, consequential or exemplary damages"
as used herein shall include, but is not limited to, punitive damages, loss of use, loss of business reputation, increased expense of operation, loss of profit, cost of money and loss of use of capital or revenue arising at any time.

         D. A claim under this Agreement, the Purchase Agreement or the Manufacturing Agreement shall preclude a claim on the same subject matter under any of the other three agreements.

10.0  RIGHTS IN TECHNICAL INFORMATION

         A. Any and all Technical Information developed by AlliedSignal in the development of the Product, shall be the sole and exclusive property of Mykotronx, and AlliedSignal hereby assigns to Mykotronx all such Technical Information. AlliedSignal will, at the expense of Mykotronx, and at its reasonable request, perform all acts and execute all papers necessary or desirable to perfect Mykotronx's intellectual property rights in, and title to, any such Technical Information. AlliedSignal agrees that, for any works of authorship created by AlliedSignal in the course of this Agreement, those works that come under one of the categories of "Works Made for Hire" in 17 U.S.C.
Section 101 shall be considered Works Made for Hire. For any works of authorship that do not come under such categories, AlliedSignal hereby assigns and agrees to assign all right, title, and interest it has to any copyright in such works and will execute or cause to be executed at Mykotronx's expense any documents required to establish Mykotronx's ownership of such copyright.

11.0  TERM

         A. This Agreement is effective as of the date first set forth above and, unless sooner terminated under the provisions below, will continue until completion of AlliedSignal's obligations hereunder. Any clause that by its nature should survive termination of this Agreement shall survive termination, including, but not limited to, the clauses entitled LIMITATION ON DAMAGES, RIGHTS IN TECHNICAL INFORMATION, RESOLUTION OF DISPUTES, NOTICES, ASSIGNMENT and GOVERNING LAW.

12.0  INSOLVENCY

         Either Party may cancel this Agreement in the event of the suspension of the other Party's business, insolvency of the other Party, the institution of bankruptcy, reorganization, arrangement or liquidation proceedings involving or affecting the other Party, or any assignment for the benefit of creditors of the other Party, or receivership that the other Party places itself in or may be placed in.

13.0  RELATIONSHIP

         A. AlliedSignal is an independent contractor engaged by Mykotronx in the development of the Product. Nothing in this Agreement shall constitute AlliedSignal as an employee, agent or general representative of Mykotronx. This Agreement shall not constitute appointment of either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other Party.

14.0  RESOLUTION OF DISPUTES

         A. In the event of a dispute relating to this Agreement, the Parties shall make a good faith effort to settle any differences without resorting to arbitration. If settlement of the dispute is not possible either Party may invoke arbitration. However, the Party wishing to initiate arbitration shall give thirty (30) days prior notice to the other Party. During this thirty (30) day period selected upper management personnel shall further attempt to resolve the dispute. Any unresolved dispute arising out of or relating to this Agreement, including interpretation, validity, scope and enforceability, shall be resolved by arbitration to be held exclusively in the city of New York, New York. Such arbitration shall be the Parties' exclusive remedy. The arbitration shall apply the law of the State of New York to the dispute, exclusive of its conflict of laws and shall be conducted in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be empowered to assess compensatory damages except in the areas where this Agreement exempts any Party from liability or limits such damages. The judgment of the arbitrator shall be final and binding on the Parties and any Party may enter the arbitration award as a final judgment in a court of competent jurisdiction with power to enforce the arbitration award. The Parties shall pay their own arbitration expenses and shall equally share the arbitrator's costs and fees and the arbitrator shall allocate such costs and fees equally between the Parties as part of the award.


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15.0  FORCE MAJEURE

         A. In the event a delay in development occurs which delay is occasioned by: (a) acts of God, including, but not limited to, fire, floods, unusually severe weather; (b) civil or military authority, war, hostility, riots, government action in its contractual or sovereign capacity; (c) strikes or other labor actions; or (d) where such delay is occasioned by other causes beyond the control of AlliedSignal and without its fault or negligence, then the Delivery Date shall be extended for a period equal to the time lost by reason of any such delay. Anything to the contrary notwithstanding, AlliedSignal shall be responsible for delays caused by subcontractors failing to make timely deliveries unless such delays are caused by force majeure events, and such delays further subject to the limitations set forth in the section entitled PRODUCT DELIVERY DATE-LIQUIDATED DAMAGES.

16.0  NOTICES

         A. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when mailed postpaid registered or certified mail and addressed to the party for whom it is intended at its record address, and such notice shall be effective as of the date it is deposited in the mail. The record address of the Parties for this purpose is:

                         AlliedSignal Communications Systems
                         1300 East Joppa Road
                         Baltimore, Maryland 21286-5999
                         Attn: Director of Contracts

                         Mykotronx Inc.
                         357 Van Ness Way, Suite 200
                         Torrance, California 90501
                         Attn: Manager of Contracts
                         Attn: Program Manager

17.0  ASSIGNMENT

         A. This Agreement may not be assigned without the prior written consent of the other Party which consent shall not be unreasonably withheld by any Party, provided however, that without such consent (i) AlliedSignal may assign any of its rights hereunder to any wholly-owned subsidiary of AlliedSignal or to any purchaser of substantially all of the assets of the business unit to which this Agreement relates, and ii) Mykotronx may assign any of its rights hereunder to any wholly-owned subsidiary of Rainbow or to any purchaser of substantially all of the assets of Mykotronx.

18.0.  WAIVER

         A. The failure of either party at any time to require performance by the other party of any section of this agreement shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any section hereof be taken or held to be a waiver of any succeeding breach of such article, or as a waiver of the section itself.

19.0  SEVERABILITY

         A. In the event any article or portion thereof in this agreement is finally determined by a court of competent jurisdiction to be unenforceable or void, then such article or portion thereof shall be deemed deleted and the balance of the articles of this agreement shall remain in full force aria effect.

20.0  GOVERNING LAW

         A. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, disregarding its conflict of laws principles which may require the application of the laws of another jurisdiction.

21.0  HEADINGS

         A. Article, sub-article and Attachment headings of this Agreement are for convenience only and are not to be construed as part of this Agreement or as defining or limiting in any way the purpose and intent of the provisions thereof.


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22.0  ENTIRE AGREEMENT

         A. The Collective Agreements constitute the entire agreement between the Parties relating to the development and NSA endorsement of the Product and supersedes any and all prior written or oral understandings, commitments or agreements relating thereto. This agreement may not be amended or modified except by a writing duly signed by the authorized representatives of the parties hereto.

         IN WITNESS WHEREOF, AlliedSignal and Mykotronx have caused this Agreement to be executed by their respective duly authorized representatives on the dates indicated below.

AlliedSignal Inc.                            Mykotronx Inc.


By:                                          By:
   -----------------------------                -----------------------------
Print Name:  Paul J. Hurvey                  Print Name:  Avi Margalith

Title: Vice President                        Title:  President


Date: 9-30-97


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